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                                                                      EXHIBIT 99


                       RAILAMERICA, INC. DECLARES DIVIDEND
                  DISTRIBUTION OF COMMON STOCK PURCHASE RIGHTS
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         Boca Raton, FL, January 8, 1998 - RailAmerica, Inc. (NASDAQ/NNM: RAIL)
announced today that its Board of Directors adopted a Common Stock Purchase Rights Plan and declared a dividend distribution of one Common Stock Purchase Right on each outstanding share of the Company's common stock.

         Mr. Gary O. Marino, Chairman, President and Chief Executive Officer of RailAmerica, Inc., said, "The plan is similar to plans adopted by many other public companies. The Rights are designed to assure that all of RailAmerica's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other coercive or unfair tactics to gain control of the Company which might provide inadequate value to stockholders. We are not aware of any efforts to acquire the Company. The Plan is a precaution taken to protect the rights of our stockholders."

         The Rights are intended to enable all RailAmerica stockholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

         Each Right has an initial exercise price of $36.00 for one share of the Company's common stock. The Rights will be exercisable only upon the earlier to occur of (i) ten business days following a public announcement that a person or group has acquired 15% or more of RailAmerica's common stock (or 10% of such stock under certain circumstances) or (ii) ten business days following the commencement of a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock (or 10% of such stock under certain circumstances). Upon such occurrence, each Right (other than Rights owned by such person or group) will entitle the holder to purchase from the Company the number of shares of the Company's common stock having a market value equal to twice the exercise price of the Right.

         If RailAmerica is acquired in a merger or other business combination transaction, or sells more than 50% of its assets or earning power, after a person or group has acquired 15% or more of the Company's outstanding common stock (or 10% of such stock under certain circumstances), each Right (other than Rights owned by such person or group) will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price.

         Following the acquisition by a person or group of 15% or more of the Company's common stock (or 10% of such stock under certain circumstances) and prior to an acquisition of




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50% or more of the common stock, the Board of Directors may exchange the Rights
(other than Rights owned by such person or group) at an exchange ratio of one share of common stock per Right.

         Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock (or 10% of such stock under certain circumstances), the Rights are redeemable for $.001 per Right at the option of the Board of Directors.

         The dividend distribution will be made on January 20, 1998, payable to stockholders of record on that date. The Rights will expire on January 5, 2008. The Rights distribution is not taxable to stockholders.

         RailAmerica, Inc. is a diversified international transportation holding company operating 11 railroads over approximately 2,400 route miles in seven U.S. states and the Republic of Chile. The Company holds a minority equity interest in the Great Southern Railway Limited consortium which operates the 4,000 mile transcontinental Australian passenger rail service. The Company also owns Kalyn/Siebert, Inc., a specialty truck trailer manufacturer located in Gatesville, Texas.

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         To receive RailAmerica's latest news releases and other corporate documents, access RailAmerica's Website at www.railamerica.com.


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